EXHIBIT 10.48

January 29, 2004

Amendment of the December 18, 2001 Collaboration Agreement

This refers to the agreement between ArQule, Inc. (“ArQule”) and Pfizer Inc and its Affiliates (“Pfizer”) dated December 18, 2001 (the “Agreement”). ArQule and Pfizer hereby agree to amend the Agreement as follows:

1.	Section 1.11 of the Agreement shall be deleted in its entirety and replaced by the following:

“1.11 “Pfizer Compounds” means 1) the compounds designed and produced by ArQule (hereby “File Enrichment Compounds”), 2) those compounds designed and produced by ArQule that are of greater than * compounds per library (hereby “Large Libraries”), and 3) those compounds designed by Pfizer and produced by ArQule that are of * compounds per library (hereby “Hit Follow-up Compounds”), their intermediates, and the protocols used to produce those compounds, pursuant to the Collaboration Program, and all Positional Isomers related to such compounds.”

2.	Section 2.3(c) of the Agreement shall be deleted in its entirety.

3.	Section 2.5 of the Agreement shall be amended to delete * from the Pfizer Appointees and replaced by *. * shall also be removed from the ArQule Appointees.

4.	Section 3.1 of the Agreement shall be deleted in its entirety.

5.	Section 4.3(b) of the Agreement shall be deleted in its entirety.

6.	Section 8.3(a) of the Agreement shall be deleted in its entirety and replaced by the following;

“8.3 Termination by either Party.

a.	Notwithstanding any rights granted under this Section 8, either Party shall have the right to terminate this Agreement, without cause, anytime on or after December 21, 2005 upon six months prior written notice. If Pfizer terminates this Agreement pursuant to this Section 8.3(a), Pfizer will pay to ArQule contemporaneously with delivery of such notice 100% of the Compound

[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Costs (based on the amount of Pfizer Compounds to be produced or designed in the immediately preceding Calendar Quarter as set forth in the Project Plan) for the two full Calendar Quarters following such notice. The Steering Committee will determine a new Project Plan for such two final Calendar Quarters. If ArQule terminates this Agreement pursuant to this Section 8.3(a), ArQule will complete the Production plan until the effective date of termination and Pfizer will pay to ArQule the corresponding Compound Costs.

7.	Exhibits C and F of the Agreement shall be replaced with the Exhibits C and F attached to this letter agreement.

Except for the above changes, all other terms and conditions of the Agreement shall remain in full force and effect for the remainder of the Term.

By: ArQule, Inc.	By: Pfizer Inc

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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EXHIBIT C

Pfizer/ArQule Collaboration

Modified Research Plan

March 9, 2004

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AMENDED AND RESTATED R&D LICENSE AGREEMENT
R&D AGREEMENT DATED 11/11/1997
TERMINATION AGREEMENT DATED 6/30/2000
EMPLOYMENT AGREEMENT/ STEPHEN A. HILL/ 1/1/2004
EMPLOYMENT AGREEMENT/ J. DAVID JACOBS/ 1/1/2004
EMPLOYMENT AGREEMENT/ LOUISE MAWHINNEY/ 1/1/2004
AMENDMENT TO COLLABORATION AGREEMENT/ 2/12/2004
SUBSIDIARIES OF THE COMPANY
CONSENT OF PRICEWATERHOUSE COOPERS LLP
SEC 302 CERTIFICATION OF CEO
SEC 302 CERTIFICATION OF CFO
SEC 906 CERTIFICATION OF CEO AND CFO

1.0 Executive Summary	3
2.0 Introduction	3
3.0 Collaboration Plan	4
3.1 Library Ideas	4
3.2 Templates	4
3.3 Library Design	5
3.4 File Enrichment Protocol Development	5
3.5 Compound Production	5
3.6 HPLC Purification	5
3.7 Quality Control	5
3.8 Culling and Reformatting	6
3.9 Data Capture and Registration	6
Table 1	7
4.0 First Year of Modified Collaboration – 2004	8
4.1 File Enrichment Libraries	8
4.2 Hit Follow Up Libraries	8
4.3 Large Libraries	9
5.0 Second Year of Modified Collaboration – 2005	9
6.0 Third and Fourth Years of Modified Collaboration – 2006 and 2007	10
7.0 Fifth Year of Modified Collaboration – 2008	10
8.0 Collaboration Management and Staffing	10
8.1 Steering Committee	10
8.2 Staffing	10
8.3 Library Planning and Management	11
8.4 Key Personnel	11
8.5 Operations	11
9.0 Pfizer *	12
9.1 *	12
9.2 *	12
9.3 *	12
10.0 Glossary	13

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1.0 Executive Summary

The Pfizer-ArQule collaboration has generated over * file enrichment (FE) compounds in the previous four years that have augmented Pfizer’s repository and contributed to available High Throughput Screening (HTS) hits. As a result, the FE strategy has shifted the emphasis more to hit follow up (HF) and less on FE. A new research plan has been prepared in order to accommodate the new priorities. The new collaboration will continue with developing and producing FE compounds at a reduced rate and include rapid turnaround of smaller HF libraries. In anticipation of the potential uneven workload during the necessary ramp up in HF, there will also be a small number of “large libraries” (LL) available that are planned to be produced in the next two years of the collaboration in order to manage the overall collaboration output. The quarterly output of each type of deliverable will continue to be managed by the Steering Committee to deliver approximately * compounds annually.

*     will be ArQule’s responsibility, whereas * will be Pfizer’s responsibility. FE and LL compounds produced will consist of * and have structures confirmed by mass spectrometry. HF compounds will consist of at least * and have structures confirmed by mass spectrometry. Purity for all compounds will be determined by HPLC *.

All data for these compounds, including physical, analytical, and quality control data, will be stored in an SD file or other format agreed upon by the Steering Committee. The data will be * with the physical samples. If there are samples that do not meet the yield or purity requirement and Pfizer has no interest in them, they will be destroyed and *. In order to ensure full value from the collaboration, Pfizer will provide managerial and scientific staff.

2.0 Introduction

ArQule Inc., located in Woburn MA, is a 300 person oncology drug discovery company focused on improving the discovery process by integrating high throughput chemical synthesis, intelligent library design and high throughput predictive and experimental ADME. Since its inception in 1993, ArQule has established a track record of producing high quality compounds using its industry recognized high throughput parallel synthesis AMAP™ system, which was the basis for establishing the first ArQule/Pfizer collaboration in 1999 followed by the expansion in 2001.

ArQule’s capacity to generate large numbers of compounds fits well with Pfizer’s expertise in the area of high throughput screening. A great portion of all discovery programs are working on leads discovered through HTS, and increasing knowledge of the human genome may well place an even greater reliance on HTS as a pre-requisite for project initiation. The ArQule collaboration will continue to augment Pfizer’s Gene-to-Candidate process in three ways. First, by increasing the size of the screening file, it is likely to increase the proportion of screens that are successful. Second, compounds with a high-speed synthesis heritage will improve the entire efficiency of the hit to candidate process. Third, the early ADME and physical property measures should reduce candidate attrition. Thus, project teams will have more lead compounds available to them, these leads should more closely embody the

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desirable properties of a candidate, and they have the potential to be incorporated into an automated closed loop optimization cycle.

3.0 Collaboration Plan

There are multiple components to the annual production of approximately * FE compounds in the form of approximately * libraries per year and these are very well established and understood by the collaboration team based on the previous four years. The key components in the FE process can be segmented into the following categories: * and *. These same steps are also similar for HF and LL production, however, the range of available parameters and responsibility may be different from FE.

For FE and LL, Pfizer will provide * and * while ArQule will be responsible for * and *. For HF, Pfizer will be responsible for * as well as provide *. ArQule will be responsible for the * and *.

A summary of the research plan details are given in Table 1.

     3.1 Library Ideas

Library ideas for FE development will be provided *, to insure that the ideas * (Section 9.1). If the proposed library idea is cleared, it will be registered as * and *. If the idea is encumbered and does not clear, then it will be *.

HF and LL request will be cleared through a similar process as FE before they are accepted as part of the production plan.

     3.2 Templates

Bulk template provided for protocol development and production will, be obtained through * and provided to ArQule in a timely manner to meet the development and production plan defined by the Steering Committee.

     3.3 Library Design

Library design for FE libraries will continue to be *, as performed currently. A similar approach will be adopted for LL and also be the responsibility of *. Library design criteria may be modified or specific criteria or monomers may be applied to designated libraries as determined by *. Library design for HF will be * and designed libraries with monomer combinations will be *.

     3.4 File Enrichment Protocol Development

Protocol development and the reduction of an idea to a synthetic procedure capable of making *, will be the responsibility of *. The number of automated synthetic and workup steps per protocol is anticipated to average no more than * and *, respectively.

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     3.5 Compound Production

Execution of the developed protocols for FE, HF and LL to produce the * compounds in parallel using the *. The reaction scale for FE will average *. Due to the limited amount of individual templates for LL, the reaction scale will be managed at *. For HF the reaction scale will be adjusted based on the number of steps in the protocol. A one-step protocol will be at approximately *, whereas protocols with two and three steps will be run at * and *, respectively. The reaction scale has a direct impact on the final compound quantity as well as the overall cost, thus it will be appropriately managed by the Steering Committee for cost-effective success. All available technology will be used as necessary to make the compounds of interest.

     3.6 HPLC Purification

HPLC purification will be conducted using the developed purification methods on *. HF and LL protocols that do not have developed purification methods will be reviewed by the analytical staff and a * will be *. Limited purification development will be done for HF and LL libraries and this effort will be reserved for those where little information is available or major difficulties are anticipated.

     3.7 Quality Control

The primary analytical QC method to assess compound * for all compounds produced will be *. * will be the primary sample quantification method. The passing criteria for HPLC purified samples are: *

As analytical and purification technologies evolve, the criteria to best establish the most accurate nature of the final products may be modified by the Steering Committee.

     3.8 Culling and Reformatting

All compounds that meet the acceptance criteria identified in Section 3.7 will be consolidated into full arrays using Pfizer microtiter plates and screening format.

For FE and LL compounds there will be * and the remaining material in a third plate. Compounds * plus the remaining compound in a second microtiter plate and they will be *.

For HF compounds there will be 1 plate (A-plate) with * plus a second plate (B-plate) with *, depending on the requested microtiter plate. Any additional material will be discarded. Compounds * will be * plus the * and they will be *. Compounds * will be * but they will not be *.

The quarterly success payments for FE, LL and HF compounds will be recognized for each compound type independent of the others. All compounds will be delivered * with the associated pertinent information in a SD file. Compounds with unacceptable purity will be removed, discarded and not count towards the annual production goal.

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     3.9 Data Capture and Registration

Protocol development information will be recorded in the * following *. Production information will be recorded in the * as well as maintaining * as necessary. All electronic in-process information will be maintained in the *. Analytical data that supports compound production will be maintained in the * and transmitted to *. All appropriate data supporting compound production * and the requisite information will be included in an SD file that will *.

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     Table 1. Research Plan Summary

	2004	2005	2006	2007	2008
File Enrichment
Library Ideas	*	*	*	*	*
Templates	*	*	*	*	*
Library Design	*	*	*	*	*
Protocol Development	*	*	*	*	*
Compound Production	*	*	*	*	*
Average Library Size	*	*	*	*	*
Culling and Reformatting	*	*	*	*	*
Hit Follow Up	*	*	*	*	*
Templates	*	*	*	*	*
Monomers	*	*	*	*	*
Library Design	*	*	*	*	*
Compound Production	*	*	*	*	*
Libraries	*	*	*	*	*
Average Library Size	*	*	*	*	*
Culling and Reformatting	*	*	*	*	*
Large Libraries	*	*	*	*	*
Templates	*	*	*	*	*
Library Design	*	*	*	*	*
Compound Production	*	*	*	*	*
Average Library Size	*	*	*	*	*
Culling and Reformatting	*	*	*	*	*
Purification	*	*	*	*	*
Quality Control	*	*	*	*	*
Data Capture and Registration	*	*	*	*	*

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4.0 First Year of Modified Collaboration - 2004

The goal of the first year is to *. This includes *. The *.

     4.1 File Enrichment Libraries

Approximately * protocols, inclusive of *%), must be *. Presently, there are a significant number of protocols in the various stages of development as well as in the backlog section, and therefore new ideas are not immediately necessary to support the program. New ideas can be incorporated into the development plan as necessary to support *, however, the number of new ideas that would be initiated need to * in early development.

Compound production, purification, analysis and shipment will continue as presently defined.

     4.2 Hit Follow Up Libraries

Although a steady state of * HF compounds * are desired to support the new Pfizer strategy, it is recognized that a *. The goal for the * is to *, deliver a * and prepare to *.

The planning assumptions and expectations to support the * are as follows:

•	*% average passing rate for all HF libraries but that the range for any particular library could be *% passing

•	Eventually, the collaboration should reach a steady state of approximately * libraries designed to * and *

•	* responsible for *% of the library design. Approximately *% of the library designs will *

•	* will eventually *

•	* will provide all * protocols

•	* will provide * with *.

•	* will provide * with all necessary *

•	Approximately *% of the libraries will *.

•	* will proceed as *.

•	Average cycle time of * from receipt of monomers and templates to delivery by *, assuming *. Compounds that take longer than * to deliver would be *, as agreed to, unless otherwise modified by the Steering Committee.

•	Approximately * will require * prior to * and thus *

     4.3 Large Libraries

Large library compounds are generated by * of * provided by *. The average number of steps will be *, which accounts for approximately *% of the transformations being *. The same * will be provided by * and will be *.

The planning assumptions and expectations to support the * are as follows:

•	* will be available *

•	* will be available in * and the *

•	An average of * per template will be *

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•	Library design will be * and *

•	Passing rate is expected at *%

•	No development resource *.

•	* will proceed as *.

Based on the speed of HF ramp up, the Steering Committee will manage the blend of the * within the * in order to set the * and *.

5.0 Second Year of Modified Collaboration - 2005

The goal of the collaboration’s second year is to * and * for 2005. The LL compounds will * to manage the *.

All assumptions, expectations and deliverables for * will be *.

6.0 Third and Fourth Years of Modified Collaboration – 2006 and 2007

The goal of the third and fourth years is to deliver the *.

All assumptions, expectations and deliverable for * will be *.

7.0 Fifth Year of Modified Collaboration – 2008

The goal for the last year is to *. The goal for protocol development and total number of HF libraries will be decided by the Steering Committee at that time.

All assumptions, expectations and deliverable for * will be *.

8.0 Collaboration Management and Staffing

     8.1 Steering Committee

The Steering Committee for this collaboration will have representatives from ArQule, and Pfizer. The committee will meet each year on a quarterly basis, and the Steering Committee members will establish the dates and locations of these meetings annually. These meetings will serve both to review overall progress, and to establish *. Key issues will include progress towards production goals, ensuring that the development pipeline is maintained, approve changes to plans, verify Pfizer compound delivery and manage conflict resolution. Most importantly, the Steering Committee may choose to change the priorities as a result of their assessment.

The scientific component of these meetings will be open to *, as well as *.

     8.2 Staffing

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•     will be responsible for providing the appropriate staffing in order to meet the collaboration goals and deliverables. Chemistry development staff will be a combination of Ph.D. and MS/BS staff with a variety of experience in library design and development. Production, purification and analytical staff will also be a combination of Ph.D., MS/BS and technician level as appropriate for each function. All * employees assigned to this collaboration will have had the appropriate level of safety training.

* will also provide *.

     8.3 Library Planning and Management

The present operations workgroups — chemistry workgroup, library production workgroup, library design workgroup, template workgroup and analytical workgroup (CWG, LPWG, LDWG, TWG and AWG, respectively) will continue to meet *. However, since the deliverables and expectations will be different for the modified collaborations, the remit of these groups is expected to change and will be managed by the strategic workgroup as necessary.

     8.4 Key Personnel

Key Investigators
     ArQule: *

Steering Committee Members
     ArQule: *
     Pfizer: *

     8.5 Operations

All operational costs for * will be *. The annual expected expenses for * are approximated at $* per year and any excess expenses beyond the approximated amount will be approved by the Steering Committee and paid quarterly *. * will supply any necessary * that are * for FE and LL compounds and all monomersin vials for HF compounds.

Routine maintenance of the equipment to keep them operational would be the responsibility of *. * will also be responsible for any maintenance beyond routine and handled, at * expense by service contracts or for custom components by the *.

Appropriate documentation regarding protocol development, library production and analysis will be maintained according to Pfizer’s and ArQule’s documentation procedures. Pertinent data regarding the physical compounds * will be transferred by SD file and *.

9.0 Pfizer *

     9.1 Procedure for *

     *

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9.2 Procedure for *
*

9.3 Procedure for *
*

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10.0 Glossary

The following definitions are provided to clarify terms used in the Collaboration Plan and they relate directly to the activities described in such Plan. They are not intended, necessarily to correspond directly to definitions in Section 1 of the Agreement, unless there is a direct correlation between the term used in the Collaboration Plan, its definition below and its definition in Section 1 of the Agreement. For avoidance of doubt, the definition in Section 1 of the Agreement supercedes the definition of any term used herein:

ADME – Absorption Distribution Metabolism and Excretion are important pharmacokinetic parameters that contribute in part to determining the potential of a compound being a drug.

AIMS – Array Information Management System is the integrated software that tracks the array through the production, purification, analytical and reformatting process.

AMAP™ - Automated Molecular Assembly Plant parallel synthesis system that functions as a combinatorial chemistry synthesis platform comprising library protocols, automated transformations, robotic chemical process workstations, workflow procedures, compound purification systems, analytical QC systems, user interface software, library design software and information management software.

Analytical Workgroup – The group of Pfizer and ArQule scientists that meet biweekly to discuss the analytical issues associated with the development and production.

Array – The subset of library compounds that move through the production, purification, analytical and reformatting process as a related unit.

ASPECT – The ArQule integrated analytical LIMS software that tracks all of the information regarding the ArQule specific analytical process.

CGN – Computer Generated Notebooks are three ring binders that have a computer-generated identifier that tracks loose-leaf information associated with a particular array synthesis.

Chemistry Workgroup – The group of Pfizer and ArQule scientists that meet biweekly to discuss the progress of the file enrichment protocol development effort.

Culling – The process of removing the compounds of a library that do not conform to the acceptance criteria.

Development - The process of performing the necessary chemistry and monomer validation to produce a protocol that will go into Production

Development Goal - The work product that is to be achieved by Development in a given year.

Development Staff - The staff that is responsible for carrying out the necessary chemistry and monomer validation to produce a protocol for Production.

*

File Enrichment – The process of *.

Hit Follow Up – The process of rapidly synthesizing additional analogs related to hits that have a high throughput heritage.

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HPLC – High performance liquid chromatography is an analytical separation method that separates a mixture into its components in order to determine sample purity and/or component quantity

HPLC Purification – The process of separating the components of a mixture into discrete segments separated by time on a column and collecting only the fraction(s) that contain(s) the compound(s) of interest.

HTS - High Throughput Screening

IT - Information Technology

IP – Intellectual property

Large Libraries – Producing libraries of related compounds by one-step diversification of template analogs obtained through outsourcing relationships.

Library – The anticipated compounds to be made in production that are related by a common protocol.

Library Design - The process by which a set of compounds are constructed virtually and selected to give the most useful set of compounds with acceptable physical properties.

Library Design Workgroup – The group of Pfizer and ArQule scientists that * the library designs.

Library Idea - The idea, scheme, template(s), around which a set of compounds will be made. This could also include literature precedent for the reaction(s) involved in constructing the library, and an analysis of necessary commercially available monomers to validate that an acceptable library could be made.

Library Production Workgroup – The group of Pfizer and ArQule scientists that meet biweekly to prioritize and manage the quarterly production plans

Library Synthesis – Producing related compounds using a common development protocol.

LIMS – Laboratory Information Management System is a software package dedicated to tracking the development and production samples through the analytical process.

Monomer – Chemical reagents that couple to a core structure to provide diversity to the analogs of a library.

Monomer Selection - The process whereby the monomers that are to be used in a library are selected.

*

Production – The process of performing the unit operations to synthesize library compounds, submit QC samples for analysis, then cull, reformat, package and ship the compound library with the associated data.

Production Goal - The work product that is to be achieved by Production in a given year.

Production Staff - The staff that is responsible for carrying out the production process.

Protocol - The set of instructions that include, monomers (passed and failed), reagents, solvents, reaction conditions, equipment, and process by which a library is synthesized.

Protocol Validation - After the reaction and monomers have been optimized, a subset of the library is run at the production facility.

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QC Analysis – Quality Control analysis of the products from a library, assuring that only products that meet the acceptance criteria are packaged and shipped.

Reformatting – The process of redistributing the compounds that conform to the acceptance criteria into full microtiter plates.

Registration – The process of transferring the structural information as well as the associated pertinent production and analytical data to a database *.

SD File – Structure data file associates the compound structure with the pertinent information regarding that structure in a user defined format that can be used to transfer information between two registration databases easily, efficiently and effectively.

Steering Committee – The group of Pfizer and ArQule staff that manage the collaboration.

Strategic Workgroup – The scientific core team of the Steering Committee that makes and implements decisions on an interim basis as necessary.

Template – The structural component(s) of library members on which diversity elements are introduced by monomer attachment.

Template Workgroup – The group of Pfizer and ArQule scientists that meet biweekly to discuss the status and issues of outsourced template and identify expected template receipt timelines to coordinate associated development and production activities

*

Exhibit F:

Payment Schedule – ArQule / Pfizer collaboration

Item	Total

	Total 2002	Total 2003	Total 2004	Total 2005	Total 2006	Total 2007	Total 2008	Total
Technology Access Fee ($*)	*	*	*	*	*	*	*	*
Lease Payments ($ *)	*	*	*	*	*	*	*	*
	*	*	*	*	*	*	*	*
# Compounds ( Million)	*	*	*	*	*	*	*	*
File Enrichment (*)	*	*	*	*	*	*	*	*
Large Libraries (*)	*	*	*	*	*	*	*	*
Hit Follow-up (*)	*	*	*	*	*	*	*	*
Totals (*)	*	*	*	*	*	*	*	*
Compound Cost	*	*	*	*	*	*	*	*
	*	*	*	*	*	*	*	*
Casf Flow ($ *)	*	*	*	*	*	*	*	*
*% quarterly in advance ($ *)	*	*	*	*	*	*	*	*
*% on delivery ($ *)	*	*	*	*	*	*	*	*

Total Cash Flow / Year	$53.250	$53.250	$42.000	$42.000	$42.000	$42.000	$16.900	$291.400